Exhibit 99

MEREDITH CORP.
FISCAL 2015 FOURTH QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. Our call this morning will begin with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to questions. Also on the line this morning are Local Media Group President Paul Karpowicz and National Media Group President Tom Harty.
An archive of today’s discussion will be available later today on our investor website, and a transcript will follow. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier this morning, and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Thank you, Mike. Good morning everyone. I hope you have had the opportunity to see our news release issued earlier today detailing our fiscal 2015 results. I am pleased to report another year of strong growth in revenues, profit and cash flow. Here are some financial highlights:

•	Meredith delivered more than 20 percent growth in earnings per share during fiscal year 2015.

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Our Local Media Group generated record financial performance, including a 44 percent increase in operating profit, and a record $44 million in political advertising revenues, which was up 12 percent when compared to the last election cycle.

•	Our National Media Group generated an 8 percent increase in operating profit along with stronger operating profit margins.

•	Total Company advertising revenues grew 15 percent, with digital advertising revenues increasing more than 45 percent across the enterprise.

•	We returned more than $125 million to shareholders through dividends and our share repurchase program, while at the same time making strategic investments to increase the scale of our media business.

FISCAL 2015 FULL YEAR REVIEW
Looking at full fiscal 2015, several key accomplishments stand out:

•	First, we strengthened our competitive position by enhancing many of our existing brands and launching new ones.

•	Second, we significantly broadened our portfolio by adding and successfully integrating a series of new media properties.

•	Third, we expanded our rapidly growing digital business, delivering record highs in audience, revenue and of course profit.

•	Fourth, we delivered growth in our businesses that are not dependent on traditional advertising.

•	Finally, we continued our disciplined approach to expense management while at the same time successfully executing our Total Shareholder Return strategy.

Now I’ll provide some color on each these accomplishments.

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First, we strengthened many of our existing media brands and launched new ones. This included rate base expansions for Allrecipes and EatingWell; redesigns of Family Circle, More and Wood; and the premieres of Eat This!Not That! and Parents Latina magazines. Our Local Media Group added hours of news at several stations, including St. Louis and Portland.

•	Second, we significantly broadened our media portfolio through acquisitions and long-term partnerships:

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In our National Media Group, we added the Shape brand, leader in the women’s active lifestyle category. We merged Fitness into Shape to create a category-killer, along with increasing our digital traffic by 50 percent in that part of the business. We also acquired the rights to operate Martha Stewart’s media properties, including Martha Stewart Living magazine and marthastewart.com. These actions increased our share of U.S. magazine advertising revenues by about 150 basis points. We also entered the millennial-rich wedding category with the addition of the Martha Stewart Weddings brand, and the leading digital business mywedding.com.

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In our Local Media Group, we added the Mobile-Pensacola FOX affiliate WALA; along with WGGB, the ABC affiliate in Springfield, Massachusetts, that also airs FOX on a digital tier. Together with the fiscal 2014 acquisitions of KMOV in St. Louis and KTVK in Phoenix, we created two new and highly profitable duopoly markets and added great properties to our station group.

•	Third, we continued to drive rapid growth in our digital, mobile, video and social platforms:

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In addition to the consumer sites I just mentioned, we acquired the leading ad technology platform Selectable Media. Selectable’s powerful native and engagement-based advertising products are giving us more premium digital advertising inventory and increasing CPMs across our digital business.

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We redesigned and relaunched several of our key digital destinations, including BHG.com and agriculture.com. We also created and updated key apps, including the popular Allrecipes Dinner Spinner, which has been downloaded nearly 20 million times. Speaking of Allrecipes, we completed the groundwork for the next generation of Allrecipes.com, the world’s leading digital food destination. We will debut this exciting new platform during the first half of fiscal 2016.

◦	National Media Group digital ad revenues totaled more than $115 million, now accounting for nearly 25 percent of total fiscal 2015 ad revenues, up from just 7 percent five years ago.

◦	In our Local Media Group, we continued to enhance our digital and mobile destinations, helping us increase monthly unique visitors by more than 20 percent during fiscal 2015. We also launched a new ad technology platform that allows us to sell digital advertising across our station group.

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As a whole, traffic to our websites grew to a record high of approximately 70 million monthly unique visitors during fiscal 2015, which importantly ranks Meredith among the top 35 digital operators in the United States.

•	Fourth, we diversified our revenue and profit base by growing our non-advertising businesses.

◦	Our Local Local Media Group delivered significant growth in retransmission revenues, and is well-positioned for an increased profit contribution from these activities.

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Brand Licensing delivered excellent performance, driven by strong sales of products at Walmart stores across the United States. Again importantly, Walmart is now selling more than $2 billion of Better Homes and Gardens licensed products annually.

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Meredith Xcelerated Marketing generated more than 20 percent growth in operating profit as the digital marketing agency leveraged its content marketing expertise on behalf of clients in the automotive, casual dining, consumer packaged goods, managed healthcare, and retail industries.

With that overview, I’ll turn the conversation to Joe Ceryanec, our CFO, for the operating performance of our two business groups and highlights of our Total Shareholder Return strategy.

LOCAL MEDIA GROUP OPERATING DISCUSSION
Joe:
Thanks Steve, and good morning everybody. I’ll start with a look at our Local Media Group results.
Fiscal year 2015 operating performance set numerous records, as revenues increased 33 percent and operating profit and EBITDA each grew more than 40 percent. EBITDA margin was also a healthy 38 percent. From a market standpoint, results were boosted by our acquired stations in Phoenix and St. Louis, along with nice growth from our existing stations in Hartford, Phoenix and Portland.
Total ad revenues were up 35 percent, including a nearly 40 percent increase in digital advertising revenues. Performance was approximately even between local and national spot advertising, with local accounting for two-thirds of our total. From a category standpoint, we saw strength in the professional services, automotive and media categories.
Other revenues and expenses both increased, due primarily to retransmission-related revenues we get from cable, telecom and satellite providers, as well as higher programming fees paid to the networks.
As we look ahead to fiscal 2016, we’re very focused on several things:

1.
Continuing to strengthen our local programming. For example, we now produce 660 hours of news and local programming weekly across our portfolio, which is more than 60 percent than we had five years ago.

2.
We’re also focused on monetizing our fast-growing digital platforms. Mobile is a priority because of strong user demand, particularly when it comes to traffic and weather. Traffic to our mobile sites increased nearly 30 percent in fiscal 2015, and mobile views have increased six-fold over the last three years. Overall digital-related revenues in our Local Media Group have grown at a similar pace.

3.	Finally, we will begin to renegotiate our retransmission agreements with cable, satellite and telecom providers in fiscal 2016. About 40 percent of our subscribers are up for renewal in fiscal

2016, generally in the second half of the year, and another 40 percent renew in fiscal 2017. Since most of our major network affiliation agreement renewals are in fiscal 2018, we expect to have higher retransmission contribution and margins in this interim period.

NATIONAL MEDIA GROUP OPERATING DISCUSSION
Now turning to our National Media Group, fiscal year 2015 operating performance was markedly stronger, with operating profit up 8 percent on a GAAP basis. Excluding special items in both years, operating profit increased 3 percent.
Total advertising revenues grew 3 percent, led by strong digital performance. Specifically, Allrecipes.com, Marthastewart.com, Shape.com, Selectable Media and mywedding.com drove digital ad revenue growth of approximately 50 percent.
On the magazine side, performance was driven by the addition of Shape and Martha Stewart Living, along with our food-oriented brands Allrecipes, EatingWell and Family Circle. From a category standpoint, we delivered growth in prescription drugs, retail and food. To give you a little more color on how we’re driving increases in the prescription drug category, we set a goal to capture Book of Record status with key pharma clients, which means their ads appear in every issue of a magazine in support of a television campaign. During the year, we won Book of Record status with eight clients, including Merck, Johnson & Johnson and Sanofi.
We added about 1.5 full percentage points to our share of the U.S. magazine marketplace through the acquisition of the Shape brand and our long-term partnership with Martha Stewart’s media properties. Today our share stands at approximately 11 percent, nearly double where it was a decade ago.
Additionally, I am pleased to report that readership of our subscription titles is an impressive 118 million, up 20 percent over the last 10 years. Our circulation contribution increased in fiscal 2015, and we continued to expand our digital consumer marketing activities by driving approximately one-third of magazine subscription acquisitions to a more profitable digital channel over the last 12 months.
We also continued to grow our non-advertising-dependent businesses in fiscal 2015. For example, Brand Licensing revenue and operating profit both set records, while Meredith Xcelerated Marketing increased operating profit by more than 20 percent.
Looking ahead to fiscal 2016, we’re very focused on:

1.
Increasing our reach to millennial women. The millennial generation is the largest in the United States. This important group accounts for nearly a third of the U.S. population. We’re currently reaching 60 percent of millennial women. Our reach is expected to grow as millennials continue to move into the home ownership and parenthood phases of their lives.

2.	To ensure this transition happens, we will continue to invest in our existing brands, as well as launch new products, which Steve detailed earlier in his remarks.

3.
Continue adding attractive strategic brands and capabilities to our portfolio. Earlier this month, we announced the addition of Qponix, a leading shopper marketing data platform. Qponix matches items that consumers are searching for with local retail products, offers and coupons, and is the fifth digital acquisition we’ve made over the last year.

Now as we look at Companywide financial highlights:

•	Cash flow from operations grew to more than $190 million.

•	Since December 31, 2014 we reduced our debt balance by more than $60, and our debt-to-EBITDA ratio was 2.5 times at June 30th, down from our peak of 2.9 times at December 31, 2014.

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Importantly, we continued to successfully execute our Total Shareholder Return strategy. We increased our dividend by 6 percent in January, which was our 22nd straight year of dividend increases, and we are excited at the prospect of becoming a Dividend Aristocrat, which is a company that has achieved 25 straight years of dividend increases.

OUTLOOK
Now, let’s turn to our outlook. We expect full year fiscal 2016 earnings per share to range from $2.90 to $3.25. As a reminder, we will be cycling against a record $44 million, or almost $0.60 per share, in net political advertising revenues recorded by our Local Media Group in fiscal 2015.
Looking more closely at the first quarter of fiscal 2016 compared to the prior-year period, we expect:

•	Total Company revenues to be up low-single digits.

•	Total Local Media Group revenues are expected to be flat to up slightly.

•	Total National Media Group revenues are expected to be up low- to mid-single digits.

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We expect fiscal 2016 first quarter earnings per share will range from $0.47 to $0.52, compared to $0.65 in the prior year period. As a reminder, we will be cycling against $13 million, or $0.18 per share, in net political advertising revenues recorded which we in the prior-year first quarter.

Now, I’ll turn it back to Steve for a few closing comments and then we’ll open it up to Q&A.

CONCLUSION
Steve:
Thank you very much, Joe. In conclusion, I am pleased with our performance in fiscal 2015. Looking ahead, we continue to aggressively pursue the following key strategies:

•	First, successfully integrating our recent acquisitions and growing our existing businesses organically.

•	Second, rapidly growing our digital and mobile businesses across the enterprise.

•	Third, continuing to pursue opportunities to add to our media portfolio.

•	Fourth, increasing revenues from businesses not dependent on traditional advertising.

•	Fifth, aggressively managing our costs; and

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Finally, continuing to execute against our Total Shareholder Return Strategy, as highlighted by (1) our ongoing dividend increases and corresponding very attractive yield; (2) our share repurchase program; and (3) seeking accretive acquisitions to grow our already strong cash flow over time.

With that, we’d be happy to answer your questions.